Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA Announces Appointment of George Krouse to the Board of Directors

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, SEPTEMBER 28, 2009

SBA Communications Corporation (“SBA”) announces the appointment of George R. Krouse, Jr. to SBA’s Board of Directors effective October 28, 2009. Mr. Krouse, an attorney, has recently retired after spending 33 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department and Senior Administrative Partner of the firm. During his legal career, Mr. Krouse was the recipient of a number of awards and acknowledgements, including numerous inclusions in The Best Lawyers in America and similar publications. Mr. Krouse currently serves on the Advisory Board of the Global Capital Markets Center at Duke University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006 he was appointed a Senior Lecturing Fellow at the Law School. Mr. Krouse is also a former Captain in the U.S. Air Force, and served as Judge Advocate. Mr. Krouse is a graduate of Brown University and Duke University School of Law.

“We are very pleased to have George join our Board of Directors,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “George brings a wealth of knowledge and experience to SBA from his long career advising many of the largest and most successful companies in the world. He will be a great asset and resource as we continue to grow our Company.”

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232 or visit our website at www.sbasite.com.